Exhibit 4.7

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is made and entered into by and among the following parties on December 21, 2021 in Beijing, the People’s Republic of China:

Party A:

Zhizhe Sihai (Beijing) Technology Co., Ltd., a limited liability company legally established and validly existing in accordance with the laws of the PRC, with its registered address at 3-011, Workshop 1, 3/F, Building 1, A5 Xueyuan Road, Haidian District, Beijing.

Party B:	Yuan Zhou, ID Number: ******************;

Dahai Li, ID Number: ******************;

Party C:

Beijing Zhizhe Tianxia Technology Co., Ltd., a limited liability company legally established and validly existing in accordance with the laws of the PRC, with its registered address at 3-010, Workshop 1, 3/F, Building 1, A5 Xueyuan Road, Haidian District, Beijing.

In this Agreement, Party A, Party B and Party C shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

WHEREAS:

1	Party B collectively holds 100% of the equity interests in Party C;

2

Party A is 100% directly owned by Zhihu Technology (HK) Limited (a company registered under the laws of Hong Kong) (the “Hong Kong Company”), and the Hong Kong Company is 100% directly owned by Zhihu Inc. (a company registered under the laws of Cayman) (the “Cayman Company”).

3

Party B and Party C respectively contemplate to grant Party A (or its Designee(s)) an irrevocable and exclusive option to purchase all or part of the equity interests held by Party B in Party C and all or part of Party C’s assets;

4	Party A, Party B and Party C hereby enter into this Agreement with respect to the granting of the exclusive option to Party A by Party B and Party C.

Now, therefore, upon amicable negotiation, the Parties hereby agree as follows:

1.Equity Interests and Asset Sales

1.1Grant of the option

Party B agrees severally but not jointly to hereby irrevocably and unconditionally grant Party A an irrevocable and exclusive right to purchase, or

Exhibit 4.7

designate one or more persons (each, a “Designee”, which shall be the Cayman Company or its directly or indirectly wholly controlled subsidiary) to purchase the equity interests in Party C then held by Party B once or at multiple times at any time in part or in whole, in accordance with the exercise procedure as determined by Party A in its sole discretion, to the extent permitted by PRC laws (including any laws, regulations, rules, notices, interpretations or other binding documents issued by any central or local legislative, administrative or judicial authority before or after the execution of this Agreement, hereinafter referred to as the “PRC laws”) and at the price described in Article 1.3 herein during the term of this Agreement (the “Purchase Option of Equity”). Party C hereby agrees to the grant by Party B of the Share Option to Party A. Party C hereby irrevocably and unconditionally grants Party A an irrevocable and exclusive right to purchase, or cause its Designee(s) to purchase Party C’s assets once or at multiple times at any time in part or in whole, in accordance with the exercise procedure as determined by Party A in its sole discretion, to the extent permitted by PRC laws and at the price described in Article 1.3 herein during the term of this Agreement (the “Purchase Option of Assets”, which is collectively referred to as the “Option” with the Purchase Option of Equity). Party B hereby agrees to the grant by Party C of the Purchase Option of Assets to Party A. Except for Party A and the Designee(s), no other third party shall be entitled to the Option or other rights in relation to the equity interests in Party C held by Party B and assets in Party C. “Person” as mentioned in this Article and this Agreement refers to an individual, corporation, joint venture, partnership, enterprise, trust or non-corporate organization.

1.2Exercise Procedure of the Option

Subject to the provisions of the laws and regulations of the PRC, Party A may exercise the Option. Upon the exercise of the Option in accordance with Article 1.1, Party A shall issue a written notice for the purchase of the equity interests or assets to Party B and/or Party C (the “Equity Purchase Notice” or “Asset Purchase Notice”), in which the following issues shall be specified: (a) Party A’s decision to exercise the Option; (b) the portion of equity interests contemplated to be purchased by Party A and/or the Designee(s) from Party B (the “Purchased Equity”) and/or assets contemplated to be purchased by Party A and/or the Designee(s) from Party C (the “Purchased Assets”); and (c) the date of purchase/the date of transfer for the Purchased Equity and/or the Purchased Assets. Party B and/or Party C shall, upon receipt of the Equity Purchase Notice and/or Asset Purchase Notice, transfer the Purchased Equity and/or the Purchased Assets to Party A and/or the Designee(s) in accordance with the terms and conditions set forth in Article 1.4 herein.

1.3Purchase Price and its payment

When Party A decides to exercise the Option under this Agreement, the purchase price of the Purchased Equity and/or the Purchased Assets (the “Purchase Price”) shall be the nominal price, provided that if the Purchase

Exhibit 4.7

Price is otherwise required by the relevant government department or the PRC laws, the Purchase Price shall be the lowest price that conforms to such requirements. However, in any case, subject to the provisions and requirements of the PRC laws then applicable, the amount paid by Party A and/or the Designee(s) to Party B and/or Party C at any such price shall be returned to Party A and/or the Designee(s) by Party B and/or Party C severally but not jointly (provided that taxes, if any, incurred in exercising the Option shall be deducted from such returned amount). After the necessary tax withholding of the Purchase Price in accordance with the PRC laws, Party A and/or the Designee(s) shall pay the Purchase Price to the account designated by Party B and/or Party C within seven (7) days from the date on which the Purchased Equity and/or the Purchased Assets are formally transferred to Party A and/or the Designee(s).

1.4Transfer of the Purchased Equity and/or the Purchased Assets

For each exercise of the Option by Party A:

1.4.1

Party B shall cause Party C to promptly convene a shareholders’ general meeting, at which a resolution shall be adopted approving Party B’s and/or Party C’s transfer of the Purchased Equity and/or Purchased Assets to Party A and/or the Designee(s);

1.4.2

Party B and/or Party C shall enter into an interest transfer contract and/or asset transfer contract and other relevant legal documents with Party A and/or the Designee(s) (if applicable) in respect of each transfer in accordance with the provisions of this Agreement and the Equity Purchase Notice and/or Asset Purchase Notice;

1.4.3

The Parties concerned shall execute all other necessary contracts, agreements or documents (including but not limited to Party C’s articles of association) and obtain all necessary internal approvals, authorizations, governmental approvals, licenses, consents and permits (including but not limited to Party C’s business license), and take all necessary actions to transfer valid ownership of the Purchased Equity and/or the Purchased Assets to Party A and/or the Designee(s) without any security interest attached thereon, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Purchased Equity and/or Purchased Assets (subject to completion of the relevant industrial and commercial registration and filing with the commercial authority (if applicable)). For the purposes of this Article and this Agreement, “security interest” includes a guarantee, mortgage, third party right or interest, any share option, acquisition right, right of first refusal, set-off right, retention of ownership or other security arrangement. However, for the purpose of clarity, it does not include any security interest arising under this Agreement and the Share Pledge Agreement or other transaction agreements (as defined in the Share Pledge Agreement). “Share Pledge Agreement” as provided in this Article and this

Exhibit 4.7

Agreement refers to the Share Pledge Agreement (as amended from time to time) executed by and among Party A, Party B and Party C on the execution date of this Agreement. According to the Share Pledge Agreement, Party B pledges all the equity interests in Party C it holds to Party A respectively, in order to guarantee the performance of the Exclusive Business Cooperation Agreement (as amended from time to time, the “Business Cooperation Agreement”) executed by and between Party A and Party C on the execution date of this Agreement, the Shareholders’ Rights Entrustment Agreement (as amended from time to time) executed by and among all Parties on the execution date of this Agreement and the Power of Attorney (if any, as amended from time to time) issued by Party B pursuant to the Shareholders’ Rights Entrustment Agreement, and the obligations hereunder.

2.Undertakings

2.1Party C’s undertakings

Party C hereby undertakes as follows:

2.1.1

without the prior written consent of Party A, Party C shall not supplement, revise or modify Party C’s articles of association and bylaws in any manner, increase or decrease its registered capital, or otherwise change the structure of its registered capital; make any division, dissolution or any change in its company form;

2.1.2

Party C shall maintain its existence in accordance with good financial and business standards and practices, and prudently and effectively operate its business and handle its affairs, and perform its obligations under the Business Cooperation Agreement;

2.1.3	without the prior written consent of Party A, Party C shall not change its main business, conduct any business activities that may materially affect its assets, businesses, rights and operations;

2.1.4

without the prior written consent of Party A and at any time following the execution date of this Agreement, Party C shall not sell, transfer, mortgage or otherwise dispose of its legal interest in any assets (tangible or intangible assets), business or revenues of Party C with a value of more than RMB1 million (or any amount otherwise agreed by the Parties), or allow any encumbrance of any security interest set thereon;

2.1.5

without the prior written consent of Party A, Party C shall not dissolve or liquidate, except as required by the PRC laws; after statutory liquidation as described in Article 3.6, Party B shall pay Party A in full any residual value received by it or cause such payment to occur. If such payment is prohibited by the PRC laws, Party B will pay such income to

Exhibit 4.7

Party A or the Designee(s) designated by Party A to the extent permitted by the PRC laws;

2.1.6

without the prior written consent of Party A, Party C shall not incur, inherit, guarantee or allow the existence of any debt, except for (i) those incurred in the ordinary course of business other than through loans, and (ii) those that have been disclosed to and approved in writing by Party A;

2.1.7

Party C shall always operate all the businesses in the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may adversely affect its operating condition and asset value. Party A’s board of directors has the right to supervise the assets of Party C and evaluate whether it has control over the assets of Party C. If Party A’s board of directors considers that Party C’s business activities affect the value of its assets or affect the board of directors’ control over Party C’s assets, Party A will engage a legal adviser or other professionals to handle such issues;

2.1.8

without the prior written consent of Party A, Party C shall not execute any Material Contract, except the contracts executed in the ordinary course of business and contracts signed by Party C with the wholly-owned overseas parent company of Party A or subsidiaries directly or indirectly controlled by its wholly-owned overseas parent company (for the purposes of this paragraph, “Material Contract” shall refer to any contract with a total price exceeding RMB1 million (or any amount otherwise agreed by the Parties));

2.1.9

without the prior written consent of Party A, Party C shall not provide any person with any security in any form such as loan, financial aid or mortgage or pledge, or allow a third party to mortgage or pledge its assets or equity;

2.1.10	if requested by Party A, Party C shall provide true and accurate materials and documents to Party A;

2.1.11	if requested by Party A, Party C shall provide all information regarding its operations and financial condition on a regular basis to Party A;

2.1.12	without the prior written consent of Party A, Party C shall not revise or alter the accounting policy previously adopted, nor shall it appoint or replace its auditor;

2.1.13	without the prior written consent of Party A, Party C shall not merge into, partner with, consolidate with, acquire or invest in any person;

Exhibit 4.7

2.1.14	without the prior written consent of Party A, Party C shall not carry out any enterprise restructuring activities;

2.1.15

Party C shall immediately notify Party A of any litigation, arbitration, or administrative proceedings arising or that are likely to arise with respect to Party C’s assets, business, or revenues, and take all necessary measures as reasonably required by Party A;

2.1.16

to maintain Party C’s ownership of all its assets, Party C shall execute all necessary or appropriate documents, take all necessary or appropriate actions, and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.17

without the prior written consent of Party A, Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s request, it shall immediately distribute all distributable profits to its shareholders;

2.1.18	without the prior written consent of Party A, Party C shall not directly or indirectly dispose of or dilute the interests of its subsidiaries and branches;

2.1.19

if requested by Party A, Party C shall appoint a party designated by Party A to act as a director, supervisor and/or senior officer of Party C and/or remove any director, supervisor and/or senior officer of Party C from office and execute all relevant resolutions and filing procedures. Party A has the right to request Party B and Party C to replace the above-mentioned personnel;

2.1.20

subject to other provisions hereof (including but not limited to Articles 5.2 and 12.1), if Party A’s exercise of the Option is impeded due to the failure of any shareholder of Party C or Party C to fulfill its tax obligations under applicable laws, Party A has the right to require Party C or its shareholder to perform such tax obligation, or require Party C or its shareholder to pay such tax to Party A, which will pay such tax on its behalf; and

2.1.21

with respect to the undertakings applicable to Party C under this Article 2.1, Party C shall cause its subsidiaries to comply with such undertakings where applicable, as if such subsidiaries were Party C under the relevant terms.

2.2Party B's undertakings

Each of Party B hereby undertakes, severally and irrevocably but not jointly, as follows:

Exhibit 4.7

2.2.1

without the prior written consent of Party A and at any time following the effective date of this Agreement, Party B shall not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest it holds in the equity interests in Party C, or allow the encumbrance of any security interest to be placed thereon, except for the pledge placed on Party C's equity interests pursuant to the Share Pledge Agreement or other transaction agreements (as defined in the Share Pledge Agreement); and Party B shall cause the shareholders' general meeting and/or the board of directors (or the executive director) of Party C not to approve the sale, transfer, mortgage or otherwise disposal of any legal or beneficial interest in Party C's equity interests held by Party B, nor to allow the encumbrance of any security interest placed thereon, without the prior written consent of Party A, except for the pledge placed on Party C's equity interests pursuant to the Share Pledge Agreement or other transaction agreements (as defined in the Share Pledge Agreement);

2.2.2	Party B shall not engage in business or have any other behavior that adversely affects the reputation of Party C;

2.2.3	Party B shall take reasonable measures to cause Party C to maintain the legality and validity of all business licenses of Party C and renew them on time according to law;

2.2.4

any appointment of directors, supervisors, legal representative and senior management of Party C shall be subject to prior written consent of Party A, and Party B shall execute all necessary or appropriate documents and take all reasonable steps to appoint any such person designated by Party A;

2.2.5

Party B as a shareholder of Party C shall not abuse its shareholder rights to damage the interests of Party C; if Party B abuses its shareholder rights, Party A shall have the right to exercise the Option under the Exclusive Option Agreement;

2.2.6

Party B shall not require Party C to distribute dividends or profit in other forms in respect of the equity interests held by Party B in Party C, and shall not refer to matters decided by the board of directors (or matters decided by the executive director) in connection therewith. in any case, if Party B receives any income, profit distribution or dividends from Party C, it shall, to the extent permitted by the PRC laws, waive the collection of such income, profit distribution or dividends and immediately pay or transfer such income, profit distribution or dividends to Party A or the Designee(s);

Exhibit 4.7

2.2.7

Party B shall cause the shareholders' general meeting and/or the board of directors (or the executive director) of Party C not to approve the sale, transfer, mortgage or otherwise disposal of any legal or beneficial interest in the equity interests held by Party B in Party C, nor to allow the encumbrance of any security interest placed thereon, without the prior written consent of Party A, except for the pledge placed on the equity interests in Party C pursuant to the Share Pledge Agreement;

2.2.8

Party B shall cause the shareholders' general meeting and/or the board of directors (or the executive director) of Party C not to approve any merger, partnership, joint venture or union of Party C with any person, or acquisition or investment in any person by Party C, or division or reorganization of Party C, amendment of Party C's articles of association, change of registered capital or change of company form of Party C, without the prior written consent of Party A;

2.2.9

Party B shall immediately notify Party A of any litigation, arbitration, or administrative proceedings arising or that are likely to arise with respect to the equity interests held by Party B in Party C, and take all necessary measures as reasonably required by Party A;

2.2.10

to maintain Party B's equity interests in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.2.11	Party B will not and will cause its successor not to bring any legal action, arbitration or other legal proceedings against the contractual arrangements, or terminate the contractual arrangements;

2.2.12

Party B shall cause the shareholders' general meeting or board of directors (or executive director) of Party C to vote for the transfer of the Purchased Equity and/or the Purchased Assets specified herein and take any and all other actions that may be required by Party A;

2.2.13

Should Party A request at any time, Party B and/or Party C shall immediately and unconditionally transfer its equity interests and/or assets in Party C to Party A or the Designee(s) according to the Option hereunder, and Party B hereby waives its right of first refusal (if any) in the equity transfer by other shareholders of Party C;

2.2.14

Party B shall strictly comply with this Agreement and other contracts (including but not limited to the Share Pledge Agreement and Business Cooperation Agreement) jointly or separately signed by Party B, Party C and Party A, perform its obligations under this Agreement and such other contracts as described above, and refrain from any act/omission that may affect the validity and enforceability thereof. If Party B has any

Exhibit 4.7

residual rights to the equity interests under this Agreement or the Share Pledge Agreement or the Power of Attorney granted in favor of Party A, it shall not exercise such rights unless pursuant to the written instruction from Party A;

2.2.15

If Party A or the Designee(s) has or have paid the Purchase Price of the equity to Party B before Party C's dissolution, but the relevant industrial and commercial registration of changes has not been completed, Party B shall, upon or after Party C's dissolution, promptly pay Party A or the Assignee(s) all the income from distribution of remaining property received for the holding of the equity interests in Party C, in which case Party B shall not claim any rights (except pursuant to the written instruction from Party A) in respect of the income from the distribution of the remaining property;

2.2.16

Party B agrees to return the price charged to Party A for its transfer of the Purchased Equity and/or the Purchased Assets free of charge (provided that taxes (if any) incurred in exercising the Option shall be deducted from such returned price), subject to the provisions and requirements of the PRC laws then applicable;

2.2.17

Party B agrees to execute an irrevocable Power of Attorney satisfactory to Party A, in which it authorizes Party A or the Designee(s) designated by Party A to exercise all of its rights as a shareholder of Party C on its behalf; and

2.2.18	Party B shall ensure Party C's effective existence and shall not take any action which may result in Party C's being terminated, liquidated or dissolved.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, severally but not jointly, on the execution date of this Agreement and on each date of transfer of the Purchased Equity and the Purchased Assets, as below in Articles 3.1 through 3.3, and Party C hereby represents and warrants to Party A on the date of execution of this Agreement and on each date of transfer of the Purchased Equity and the Purchased Assets as below in Articles 3.4 through 3.9:

3.1Party B and Party C have the power and ability to authorize the execution and delivery of this Agreement and any Transfer Contract to which Party B or Party C is a party with respect to the Purchased Equity and/or the Purchased Assets to be transferred thereunder (each, a "Transfer Contract"), and to perform its obligations under this Agreement and any Transfer Contract. Party B and Party C agree to sign a Transfer Contract on terms consistent with this Agreement when Party A exercises the Option. This Agreement and the Transfer Contract to which Party B or Party C is a party constitute or will constitute a legal, valid

Exhibit 4.7

and binding obligation of Party B or Party C and shall be enforceable against Party B or Party C in accordance with its terms;

3.2

Neither the execution and delivery of this Agreement or the Transfer Contract to which Party B or Party C is a party nor the obligations under this Agreement or the Transfer Contract to which Party B or Party C is a party shall or will: (i) cause Party B or Party C to violate any applicable PRC law; (ii) conflict with the articles of association, rules or other organizational documents of Party B or Party C; (iii) result in a breach of any contract or instrument to which Party B or Party C is a party or binding upon the same, or any breach under any contract or instrument to which Party B or Party C is a party or binding upon the same; (iv) cause a breach of any condition for the grant and/or continuation of the effect of any license or permit issued to Party B or Party C; or (v) cause the suspension or revocation of or imposition of additional conditions on any license or permit issued to Party B or Party C;

3.3

Party B has good and marketable ownership of its equity interests in Party C. Party B has not placed any security interest on the said equity interests other than the security interest established in accordance with the Share Pledge Agreement or other transaction agreements (as defined in Share Pledge Agreement);

3.4	Party C has good and marketable ownership of all its assets, and has not placed any security interest on the said assets;

3.5	Except for the (i) debts incurred in the ordinary course of business and (ii) the debts which have been disclosed to and approved by Party A in writing, Party C has no outstanding debts;

3.6

If Party C is dissolved or liquidated as required by the PRC laws, Party C shall sell all of its assets to Party A or other Designee(s) designated by Party A, to the extent permitted by the PRC laws, at the lowest price permitted by the PRC laws. Party C waives any payment obligation arising therefrom of Party A or the Designee(s) it designates to the extent permitted by the applicable PRC laws then in force; any proceeds arising from such transaction shall be paid to Party A or the Designee(s) designated by Party A as part of the service fees under the Business Cooperation Agreement to the extent permitted by the applicable PRC laws then in force;

3.7	Party C complies with all PRC laws and regulations applicable to the acquisition of equity interests or assets;

3.8	There is no litigation, arbitration, or administrative proceeding in connection with the equity interests in Party C, Party C’s assets or Party C that is ongoing or pending or may occur; and

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3.9

In the event of death, incapacity, marriage, divorce, bankruptcy or other circumstances that may affect Party B's exercise of the equity interests it holds in Party C, Party B's successor (including spouse, child, parent, sibling, paternal grandparent, maternal grandparent) or the then shareholder or the transferee of the equity interests in Party C will be deemed to be a party to this Agreement, shall inherit and undertake all the rights and obligations of Party B hereunder, and transfer the relevant equity interests to Party A or its Designee(s) in accordance with the laws then applicable and this Agreement.

4.Effective Date

This Agreement shall become effective on the date of execution of this Agreement by the Parties and shall remain in force for a renewable period in accordance with the provisions of the PRC laws, unless or until the Purchased Equity and/or Purchased Assets held by Party B are fully transferred to Party A and/or the Designee(s) (subject to the completion of industrial and commercial registration of changes and the filing with the commercial authority (if applicable)) and Party A and its subsidiaries and branches can lawfully engage in the business of Party C. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement unilaterally and immediately at any time by giving a written notice to Party B and Party C, and shall not be liable for any breach of contract for its unilateral termination of this Agreement. Unless otherwise mandated by the PRC laws, Party B and Party C shall not have the right to unilaterally terminate this Agreement.

5.Liability for Breach of Contract

5.1

Except as otherwise provided herein, if one Party (the "Defaulting Party") fails to perform any of its obligations hereunder or otherwise breaches this Agreement, the other Parties (the "Aggrieved Parties") may: (a) give a written notice to the Defaulting Party stating the nature and extent of the default and requiring the Defaulting Party to remedy it at its own expense within a reasonable period set forth in the notice (the "Remedy Period"); and if the Defaulting Party fails to remedy within the Remedy Period, the Aggrieved Parties shall have the right to require the Defaulting Party to bear all the liabilities arising from its default, and to compensate the Aggrieved Parties for all actual economic losses caused thereby, including, but not limited to, attorney's fees, litigation or arbitration fees incurred due to the litigation or arbitration proceedings relating to such default; in addition, the Aggrieved Parties also have the right to require the Defaulting Party to perform this Agreement compulsorily and the right to request the relevant arbitration organization or court to order the actual performance and/or enforcement of the provisions of this Agreement; (b) terminate this Agreement and require the Defaulting Party to assume all liabilities caused by its default and compensate for all resulting damages; or (c) discount, auction or sell the pledged equity interests in accordance with the Share Pledge Agreement, and have the priority to gain compensation from the price of the discount, auction or sale, and require

Exhibit 4.7

the Defaulting Party to bear all the losses caused thereby. The Aggrieved Parties' exercise of the aforementioned remedies shall not affect their exercise of other remedies in accordance with this Agreement and legal provisions.

5.2

The Parties agree and confirm that, unless otherwise mandated by the PRC laws or otherwise provided by other provisions of this Agreement, if Party B or Party C is the Defaulting Party, Party A shall have the right to unilaterally and immediately terminate this Agreement and claim damages from the Defaulting Party. If Party A is the Defaulting Party, Party B and Party C shall release Party A from its liability for damages, and unless otherwise provided by law, Party B and Party C shall in no event have the right to terminate or rescind this Agreement.

6.Governing Law and Dispute Resolution

6.1Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

6.2Dispute Resolution

In case of any dispute arising from the construction and performance of this Agreement, the Parties shall first settle such dispute through amicable consultation. If the Parties fail to reach an agreement on the resolution of such dispute within thirty (30) days after any Party requests the other Parties to resolve the dispute through consultation, any Party may submit the dispute to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing and the arbitration language shall be Chinese. The arbitral award shall be final and binding upon all Parties. The arbitration tribunal may award compensation or indemnity to Party A for the loss caused to Party A by the default of other Parties hereto in respect of Party C's equity interests, assets or property interests, or award compulsory relief or order Party C to go bankrupt in respect of relevant business or compulsory asset transfer. After the arbitral award becomes effective, any Party shall have the right to apply to the court having jurisdiction for enforcement of the arbitral award. Where necessary, before making a final decision on the dispute among the Parties, the arbitration organization shall have the right to rule that the Defaulting Party shall immediately stop the default or rule that the Defaulting Party shall not take any action that may further increase the losses suffered by Party A. Courts in Hong Kong, the Cayman Islands or any other court having jurisdiction (including the court at the location of Party C's domicile, or the court at the location of Party C or Party A's prime assets shall be deemed to have jurisdiction) shall also have the power to grant or enforce the award of the arbitration tribunal and to award or enforce interim relief in respect of Party C's equity interests or property interests, and shall have

Exhibit 4.7

the power to rule or deliver a verdict on provision of interim relief to the Party bringing the arbitration while waiting for the formation of the arbitration tribunal or under other appropriate circumstances, such as ruling or deciding that the Defaulting Party shall immediately stop the default or ruling that the Defaulting Party shall not take any action that may further increase the losses suffered by Party A.

6.3

In the event of any dispute arising from the construction and performance of this Agreement or any dispute undergoing arbitration, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder, except those involved in the dispute.

6.4

At any time following the execution date of this Agreement, in the event of any enactment of or change in the PRC laws, regulations or rules, or any change in the construction or application of such laws, regulations or rules, the following provisions shall apply: to the extent permitted by the PRC laws, (a) if a change in the law or a newly promulgated regulation is more favorable to any Party than the applicable law, regulation, decree or rule in force on the execution date of this Agreement (and the other Party(Parties) is/are not seriously and adversely affected), the Parties shall promptly apply for benefits from such change or new regulation and use their best efforts get the application approved; or (b) if the economic interests of any Party hereunder are seriously and adversely affected directly or indirectly as a result of such change in law or newly promulgated regulation, this Agreement shall continue to be performed in accordance with the original terms. The Parties shall use all legal means to obtain exemption from compliance with such change or regulation. If the adverse impact on the economic interests of any Party cannot be resolved in accordance with this Agreement, after the affected Party notifies the other Parties, the Parties shall promptly negotiate and make all necessary amendments to this Agreement to maintain the economic interests of the affected Party hereunder.

7.Taxes and Fees

Any and all transfer and registration taxes, costs and expenses incurred by any Party in connection with the preparation and execution of this Agreement and the Transfer Contract and the completion of the transactions contemplated under this Agreement and the Transfer Contract shall be borne by Party C.

8.Notice

8.1

All notices and other communications required or permitted hereunder shall be delivered by hand or send by postage prepaid registered mail, or commercial courier service to the address of such Party listed in Annex I. The date on which such notice is deemed to have been effectively served shall be determined in the following ways:

8.1.1	If the notice is delivered by hand or by courier service, it shall be deemed to have been effectively served at the designated address on the date of delivery or rejection.

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8.1.2

If the notice is sent by postage prepaid registered mail, it shall be deemed to have been effectively served on the fifteenth (15th) day following the date marked on the receipt of the registered mail.

8.2	Any Party may change the address to which notice is to be given at any time by giving a notice to the other Parties under this Article.

9.Confidential Liability

The Parties acknowledge that any oral or written material exchanged for this Agreement shall be confidential information. Each Party shall keep all such information confidential and shall not disclose any such information to any third party without the written consent of the other Parties, except in the following cases: (a) such information is known to the public (but it is not disclosed to the public by the Party receiving the information); (b) such information is required to be disclosed by applicable law or the rules or regulations of any stock exchange; or (c) such information shall be disclosed by any Party to its legal adviser or financial adviser in connection with the transaction contemplated hereunder, provided that such legal or financial advisor shall also be bound by the confidentiality obligations similar to those set out in this Article. Any disclosure of any confidential information by any employee or agency engaged by any Party shall be deemed as a disclosure of such information by such Party, and such Party shall be legally liable for breach of this Agreement. This Article shall survive the invalidity or termination of this Agreement for any reason.

10.Further Warranties

Each Party agrees to execute in a timely manner such documents as may be reasonably required or in its favor and to take such further actions as may be reasonably required or in its favor to implement the provisions and purposes of this Agreement.

11.Force Majeure

11.1

"Force Majeure" shall refer to any unforeseeable, unavoidable, and insurmountable event that causes a Party hereto to fail in part or in whole to perform this Agreement. Such events include but are not limited to, earthquakes, typhoons, floods, inundation, wars, strikes, riots, government action, changes in a law or regulation or its application.

11.2

In the event of a Force Majeure event, the obligations of any Party affected by the Force Majeure hereunder shall be automatically suspended during the delay caused by the Force Majeure event, and its performance period shall be automatically extended. The extended period shall be the period of suspension for which the Party shall not be penalized or held liable as a result. Upon the occurrence of a Force Majeure event, all Parties shall consult immediately to

Exhibit 4.7

seek a just solution and use all reasonable efforts to minimize the effects of the Force Majeure.

12.Miscellaneous

12.1Non-joint-and-several liability and limitation of liability

Notwithstanding provisions to the contrary under this Agreement or other transaction agreements (as defined in the Share Pledge Agreement) or any other document or law, Party B's obligations and responsibilities hereunder are separate and non-joint.

12.2Amendment, modification or supplement

Matters not covered herein shall be otherwise determined by the Parties through negotiation. Any amendment, modification or supplement to this Agreement shall be made in the form of a written agreement signed by the Parties. The amendment and supplementary agreements duly signed by the Parties hereto with respect to this Agreement and its annexes shall form an integral part of this Agreement and have the same legal effect as this Agreement.

In the event of any amendments to this Agreement proposed by the Stock Exchange of Hong Kong Limited or other regulatory authorities or any changes to the rules governing the listing of securities on the Stock Exchange of Hong Kong Limited or related requirements in connection with this Agreement, the Parties shall make proper amendments to this Agreement accordingly.

12.3Entire agreement

This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof, except as amended, supplemented or modified in writing after execution hereof, and shall supersede all prior oral and written negotiations, representations and contracts with respect to the subject matter hereof.

12.4Heading

The headings in this Agreement are for convenience of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

12.5Text

This Agreement is made in four (4) original copies, with each signatory holding one (1) copy. The four copies shall have the same legal effect.

12.6Severability

Exhibit 4.7

If one or more provisions hereof are held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any respect. The Parties shall, through consultations of good faith, seek to replace such invalid, illegal or unenforceable provisions with provisions that are valid to the maximum extent desired by the Parties and are permitted by law. The economic benefits resulting from such valid provisions shall, to the extent possible, be similar to those resulting from such invalid, illegal or unenforceable provisions.

12.7Successor

This Agreement shall be binding on and in favor of the respective successors of the Parties and the transferees permitted by such Parties.

12.8Survival

12.8.1	Any obligations arising from or due prior to the expiration or early termination of this Agreement shall survive the expiration or early termination hereof.

12.8.2	The provisions of Articles 6, 7, 8, 9, 12.1 and this Article 12.8 shall survive termination of this Agreement.

12.9Waiver

Any Party may waive its rights under this Agreement, provided that such waiver must be made in writing and signed by each Party. A waiver made by any Party in respect of a default by other Parties under certain circumstances shall not be deemed to be a waiver by such Party in respect of a similar default under other circumstances.

12.10	Compliance with laws and regulations

Each Party shall comply with and shall ensure that its operations are in full compliance with all laws and regulations officially published and publicly available in the PRC that are binding on it.

12.11Transfer of rights

Without the prior written consent of Party A, Party C and/or Party B shall not transfer any of their rights and/or obligations hereunder to any third party; Party C and Party B hereby agree that Party A has the right to transfer any of its rights and/or obligations hereunder to other Designees upon written notice to Party C and Party B, and that Party B and Party C shall enter into a supplementary

Exhibit 4.7

agreement or an agreement substantially identical to this Agreement with such Designees.

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Exhibit 4.7

(This page is intentionally left blank, and serves as the Signature Page to the Exclusive Option Agreement)

IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Option Agreement to be executed as of the date and in the place first above written.

Zhizhe Sihai (Beijing) Technology Co., Ltd.
(Seal)

/s/ Yuan Zhou

Exhibit 4.7

(This page is intentionally left blank, and serves as the Signature Page to the Exclusive Option Agreement)

IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Option Agreement to be executed as of the date and in the place first above written.

Beijing Zhizhe Tianxia Technology Co., Ltd.
(Seal)

/s/ Dahai Li

Exhibit 4.7

(This page is intentionally left blank, and serves as the Signature Page to the Exclusive Option Agreement)

IN WITNESS WHEREOF, the Parties hereby have caused this Exclusive Option Agreement to be executed as of the date and in the place first above written.

Yuan Zhou

Signature:	/s/ Yuan Zhou

Exhibit 4.7

(This page is intentionally left blank, and serves as the Signature Page to the Exclusive Option Agreement)

IN WITNESS WHEREOF, the Parties hereby have caused this Exclusive Option Agreement to be executed as of the date and in the place first above written.

Dahai Li

Signature:	/s/ Dahai Li

Exhibit 4.7

Annex I

For the purpose of the notice, the contact details of the Parties are as follows:

Party A:

Address: 3-011, Workshop 1, 3/F, Building 1, A5 Xueyuan Road, Haidian District, Beijing

To: Yuan Zhou

Party B:

Yuan Zhou

Address: **********

Dahai Li

Address: **********

Party C:

Address: 3-010, Workshop 1, 3/F, Building 1, A5 Xueyuan Road, Haidian District, Beijing

To: Yuan Zhou